Exhibit 3

Amendment to Investment Agreement

This Amendment to Investment Agreement (this “Amendment”) is entered into as of February 11, 2008 by and between NIS Group Co., Ltd. (“Issuer”) and TPG Vision Upper I, Ltd. (“Subscriber”).

WHEREAS, Issuer and Subscriber have entered into that certain Investment Agreement, dated as of December 10, 2007 (the “Investment Agreement”).

WHEREAS, Issuer and Subscriber wish to amend certain provisions of the Original Investment Agreement as set forth herein.

NOW, THEREFORE, for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree that the second sentence of Section 6.2(m) of the Investment Agreement is deleted and replaced with the following:

“Subscriber hereby covenants and agrees that at one Business Day prior to the scheduled date of the Shareholders Meeting, Subscriber shall inform Issuer whether Subscriber is reasonably satisfied with such funding plan.”

This Amendment is entered into in accordance with Section 11.5 of the Investment Agreement. The Investment Agreement remains in full force and effect, as expressly amended and supplemented by this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

TPG VISION UPPER I, LTD

By:	_____________________________
Name:
Title:

NIS GROUP CO., LTD.

By:	_____________________________
Name:
Title: